UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2017

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 22, 2017, Biostage, Inc. (the “Company”) effected a reverse stock split of its shares of common stock, par value $0.01 per share (the “Common Stock”) at a ratio of 1-for-20 (the “Reverse Split”). The Common Stock will begin trading on the OTCQB marketplace on a reverse stock split-adjusted basis at the open of the market on December 22, 2017.

Upon the commencement of trading on December 22, 2017, the Company's symbol on the OTCQB marketplace will change to “BSTGD” for a period of 20 business days, after which the "D" will be removed from the Company's trading symbol, which will revert to the original symbol of "BSTG". In connection with the Reverse Split, the CUSIP number for the Common Stock has been changed to 09074M202.

The Reverse Split was previously authorized at the annual meeting of the Company’s stockholders on April 26, 2017, and the Company’s Board of Directors approved the ratio and timing of the Reverse Split on December 11, 2017. The requisite Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 21, 2017, with an effective time of 12:01 a.m. on December 22, 2017.

As previously disclosed, the Company entered into a binding Memorandum of Understanding (the “MOU”) with Bin Zhao (including such investor’s designees, the “Investors”), pursuant to which the Company will issue to the Investors in a private placement (the “Private Placement”) 40,000,000 shares of its common stock at a purchase price of $0.10 per share or, to the extent the Investors, following the transaction, would own more than 49.99% of the Company’s common stock, shares of a new class of preferred stock of the Company (the “Preferred Stock”) with a per-share purchase price of $1,000. Consummation of the Reverse Split is a condition to closing the Private Placement, as set forth in the MOU.

As a result of the Reverse Split, the Company’s issued and outstanding shares of Common Stock will decrease to approximately 2.0 million post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 39.8 million pre-split shares. As a result of the Reverse Split, the total number of shares of Common Stock held by each stockholder will be converted automatically into the number of whole shares of Common Stock equal to (i) the number of shares of common stock held by the stockholder immediately prior to the Reverse Split, divided by (ii) 20.

No fractional shares will be issued. Instead, the Company will pay cash to any stockholder holding fractional shares as a result of the Reverse Split equal to such fraction multiplied by $1.32, which represents the closing price per share of $0.066 for the Common Stock on the OTCQB marketplace as of December 21, 2017, as adjusted to reflect the Reverse Split.

The par value and other terms of the Common Stock will not be affected by the Reverse Split. The authorized capital of the Company of 120,000,000 shares of Common Stock and 2,000,000 shares of preferred stock also will not be affected by the Reverse Split.

The Company has retained its transfer agent, Computershare, to act as exchange agent for the Reverse Split. Computershare will manage the exchange of pre-split shares for post-split shares. Stockholders of record will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in street name will be contacted by their banks or brokers with any instructions. For further information, stockholders and securities brokers should contact Computershare at (800) 522-6645.

All options and warrants of the Company outstanding immediately prior to the Reverse Split will be appropriately adjusted. In general, the Reverse Split will effect a reduction in the number of shares of Common Stock subject to such outstanding stock options and warrants proportional to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of such outstanding options and warrants.

Item 8.01.	Other Events.

On December 22, 2017, the Company issued a press release announcing the Reverse Split. The full text of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the United States Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
3.1	Amendment to Amended and Restated Certificate of Incorporation, filed December 21, 2017.
99.1	Press Release issued by Biostage, Inc. on December 22, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

December 22, 2017	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Amendment to Amended and Restated Certificate of Incorporation, filed December 21, 2017.
99.1	Press Release issued by Biostage, Inc. on December 22, 2017.